Exhibit 99.1

ALPHA INNOTECH REPORTS RECORD THIRD QUARTER REVENUES

November 14, 2007 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the third quarter ending September 30, 2007.

Third quarter revenues of $3.680 million increased nearly 10% from the $3.355 million reported in the same period in 2006, and were the highest third quarter revenues in the Company’s history.  For the nine month period ending on September 30, 2007, revenues increased 14% to $10.839 million from the $9.506 million reported for the same period in 2006.

The net loss for the third quarter ending September 30, 2007 was $290,000 compared to the $48,000 net loss reported for the comparable period in 2006.  The net loss was reduced by 40% to $628,000 in the nine month period ending on September 30, 2007 compared to a net loss of $1,039,000 in the same period in 2006.

“We continue to post solid year over year revenue gains, growing faster than our industry average and doing so while maintaining positive EBITDA.” said Ron Bissinger, Chief Executive Officer of Alpha Innotech.  “Our revenue growth is validating our decision to invest in our sales infrastructure in 2007.  We also have implemented our leveraged R&D model for rapid product development, and we expect to introduce some new products in the coming months as a result of that initiative.”

Other accomplishments from the third quarter include:

•	Launched the new AlphaImager® EP, a flexible, easy to use gel documentation system.

•	Released the innovative AlphaView™, a new software package for quantitative analysis of images from a wide range of biological samples.

•
Delivered another industry first with the launch of IQOQPQ Procedures comprising Installation Qualification (IQ), Operational Qualification (OQ) and Performance Qualification (PQ). IQOQPQ Procedures were developed to address the increasing demand from researchers in the Pharmaceutical and Biotechnology industries to meet regulatory compliance requirements.

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 8,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information.  The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP.  The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance.  The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing if needed, the timing of the introduction and success of new products, and the Company's growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-QSB filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Ron Bissinger, CEO
Tel: 510-483-9620

Alpha Innotech Corp.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$3,680	$3,355	$10,839	$9,506
Cost of goods sold	1,690	1,504	4,885	4,520
Gross profit	1,990	1,851	5,954	4,986
Operating expenses:
Sales and marketing	1,299	933	3,517	3,074
Research and development	298	246	946	983
General and administrative	605	640	1,890	1,751
Total operating expenses	2,202	1,819	6,353	5,808
Profit (loss) from operations	(212)	32	(399)	(822)
Other income (expense)
Interest expense	(72)	(78)	(221)	(236)
Other income (expense), net	(6)	(2)	(8)	19
Net profit (loss)	$(290)	$(48)	$(628)	$(1,039)
Profit (loss) per common share - basic and diluted	$(0.03)	$(0.00)	$(0.06)	$(0.11)
Weighted average shares outstanding - basic and diluted	10,449,147	9,858,694	10,343,383	9,796,937

Alpha Innotech Corp.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$434	$446
Accounts receivable, net	1,799	2,189
Inventory, net	1,217	633
Prepaid expenses and other current assets	151	190
Total current assets	3,601	3,458
Property and equipment, net	909	1,049
Other assets	91	91
Total assets	$4,601	$4,598

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$2,094	$1,608
Accrued liabilities	1,158	976
Current portion of debt	1,330	1,594
Deferred revenue	1,072	896
Other liabilities	190	210
Total current liabilities	5,844	5,284
Debt, net of current portion	303	489
Total stockholders' deficit	(1,546)	(1,175)
Total liabilities and stockholders' deficit	$4,601	$4,598

Alpha Innotech Corp.
Non-GAAP Calculation of Net Income (Loss)
(Unaudited)
(in thousands)

	Three Months Ended September 30,
	2007	2006
Non-GAAP calculation of net income (loss):
GAAP Net loss	$ (290)	$ (48)
Interest	72	78
Depreciation	131	150
Stock-based compensation	103	144
Founders Bonus Plan Expense Accrual	29	─
Non-GAAP basis income (loss)	$ 45	$ 324